ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 06/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/21/2003	$8,724	Falcon Asset Sec	1.28%	02/18/2003
04/10/2003	5,000	Delaware Funding Corp.	1.24	05/15/2003
04/15/2003	2,800	Falcon Asset Sec	1.28	05/14/2003
04/17/2003	15,000	Transamerica Finance	1.25	05/19/2003
04/25/2003	4,500	Clipper Receivables Corp.	1.25	07/21/2003
05/01/2003	10,000	Forrestal Funding Ms Tr	1.26	06/11/2003
05/16/2003	15,000	Apreco, Inc.	1.25	07/15/2003
06/02/2003	10,000	Falcon Asset Sec	4.92	07/02/2003
06/03/2003	10,000	Clipper Receivables Corp.	1.22	09/05/2003
06/04/2003	2,137	Clipper Receivables Corp.	1.22	06/05/2003
06/10/2003	10,000	Clipper Receivables Corp.	5.27	09/10/2003
06/17/2003	1,468	Clipper Receivables Corp.	4.85	06/18/2003
06/19/2003	10,000	Apreco, Inc.	1.01	07/24/2003
06/25/2003	6,000	Falcon Asset Sec	0.96	07/29/2003
06/26/2003	15,000	Preferred Receivable Fd	1.05	07/31/2003
06/26/2003	3,400	Southern Company Funding	1.10	08/04/2003